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                                                                  Exhibit (h)(4)


                              OMNIBUS FEE AGREEMENT
                              ---------------------

         THIS AGREEMENT is made as of this 1st day of October, 1999, by and between THE COVENTRY GROUP (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest ("Shares");

         WHEREAS, the Trust and BISYS have entered into an Administration Agreement, a Fund Accounting Agreement, and a Transfer Agency Agreement each of which is dated October 1, 1999, concerning the provision of administration, fund accounting and transfer agency services for the investment portfolios of the Trust advised by Proprietary Capital LLC (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the parties desire to set forth the compensation payable to BISYS by the Trust under the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement (collectively the "Service Agreements") in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The amount of the compensation due and payable to BISYS for the services set forth in the Service Agreements is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Service Agreements. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses, as more fully set forth in the Service Agreements.

         2. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be fully executed as of the day and year first written above.

                                           THE COVENTRY GROUP

                                           By: /s/ Walter B. Grimm
                                              -------------------------------

                                           Title: ___________________________


                                           BISYS FUND SERVICES OHIO, INC.

                                           By: /s/ William Tomko
                                              -------------------------------

                                           Title: President
                                                 ----------------------------

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                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT
                              DATED OCTOBER 1, 1999
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES
                                      ----

ASSET-BASED FEES
----------------

         Subject to the annual minimum fee set forth below, the Trust shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee for each Fund computed daily at the annual rate of:

                           Twenty one-hundredths of one percent (.20%) of each Fund's average daily net assets up to $300 million;

                           Eighteen one-hundredths of one percent (.18%) of each Fund's average daily net assets in excess of $300 million and up to $500 million;

                           Sixteen one-hundredths of one percent (.16%) of each Fund's average daily net assets in excess of $500 million and up to $700 million;

                           Fourteen one-hundredths of one percent (.14%) of each Fund's average daily net assets in excess of $700 million and up to $900 million;

                           Twelve one-hundredths of one percent (.12%) of each Fund's average daily net assets in excess of $900 million and up to $1 billion; and

                           Ten one-hundredths of one percent (.10%) of each Fund's average daily net assets in excess of $ 1 billion.

         The above-referenced fee shall be subject to an annual minimum fee of $150,000.

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PER ACCOUNT FEES

         In addition to the asset-based fees set forth above, BISYS shall be entitled to receive an annual fee of $25.00 per shareholder account.

ADDITIONAL CLASSES AND FUNDS

         BISYS shall also be entitled to an annual fee of $25,000 for each class of shares that is created for the Funds after the initial class and $50,000 for each additional Fund that is created after the Counter Bond Fund.

REIMBURSEMENT OF EXPENSES

         The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.


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